Exhibit 4.1

Execution Version

*** Certain portions of this exhibit that include immaterial and confidential information have been omitted. ***

SECOND AMENDMENT TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of April 10, 2025, and effective as of the Second Amendment Effective Date, is by and among UNIFI MANUFACTURING, INC., a North Carolina corporation (“Unifi Manufacturing”), UNIFI, INC., a New York corporation (“Parent”; Unifi Manufacturing and Parent, each, a “Borrower” and, collectively, the “Borrowers”), UNIFI SALES & DISTRIBUTION, INC., a North Carolina corporation (“Guarantor”) (the Borrowers and Guarantor, each, a “Loan Party” and, collectively, the “Loan Parties”), the Lenders (as such term is defined below) party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, reference is made to that certain Second Amended and Restated Credit Agreement dated as of October 28, 2022, by and among the Borrowers, the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), the Persons party thereto, and the Agent (as amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated as of September 5, 2024, and as the same may have been further amended, restated, supplemented, or otherwise modified from time to time before the date hereof, the “Credit Agreement”); and

WHEREAS, the Borrowers have requested that the Agent and the Lenders agree to certain amendments to the Credit Agreement as set forth in this Agreement, and the Agent and the Lenders party hereto have agreed to such amendments to the Credit Agreement, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and of the Loans and other extensions of credit heretofore, now or hereafter made to, or for the benefit of, the Borrowers by the Lenders, the Borrowers, the Agent, and the Lenders party hereto agree as follows:

SECTION 1.
Defined Terms; Incorporation of Recitals. Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement. This Agreement constitutes a Loan Document. The recitals to this Agreement are incorporated by reference into this Agreement.
SECTION 2.
Amendments to Credit Agreement.
(a)
Amendments to Schedule 1.1. Schedule 1.1 to the Credit Agreement is amended by including the following new definitions in proper alphabetical order:
“Madison Plant 3 Facility” means that certain real property commonly known as 805 Island Drive, Madison, NC 27025 (including, for the avoidance of doubt, certain machinery and equipment constituting fixtures or which are located on such real property and reasonably incidental thereto, and certain other personal property located on such real property and reasonably incidental to such machinery, equipment and real property, in each case excluding Eligible M&E).

“Permitted Madison Plant 3 Facility Disposition” means the sale by Unifi Manufacturing of its right, title and interests in the Madison Plant 3 Facility, so long as (a) the aggregate Net Cash Proceeds received by Unifi Manufacturing substantially contemporaneously with the consummation of such sale equals or exceed $[*** Confidential and immaterial information has been omitted. ***]; (b) all amounts payable to Unifi, Inc., or any of its Subsidiaries or Affiliates in connection with such sale are paid directly to the Agent’s Account for application as set forth herein; (c) at the time such sale is consummated and immediately after giving effect thereto, no Default or Event of Default exists; and (d) such sale occurs on or before July 31, 2025.
“Second Amendment Effective Date” means April 10, 2025.
(b)
Amendment to Schedule 1.1. The definitions of “Reset Conditions” and “Specified Dispositions” are hereby amended and restated in their entirety to read as follows:
“Reset Conditions” means, with respect to any Reset Date, the following: (a) Agent and each Lender shall have received, in form and substance satisfactory to Agent and each Lender, appraisals of the Eligible M&E and the Eligible Real Property used to calculate the Term Loan Formula Amount on such Reset Date; provided that, (i) such appraisals shall have been conducted within 90 days prior to such Reset Date, (ii) the reports prepared by the applicable appraisers with respect to such appraisals shall have been approved by Agent at least 21 days prior to such Reset Date (which approval shall not be unreasonably withheld, delayed or conditioned), and (iii) the appraisal reports as approved by Agent shall have been delivered to each Lender at least 21 days prior to such Reset Date, (b) Agent and each Lender shall have received, in form and substance satisfactory to Agent and each Lender, Phase I Environmental Site Assessments with respect to the Eligible Real Property used to calculate the Term Loan Formula Amount on such Reset Date (other than the Eligible Real Property located at 7201 West Friendly Avenue, Greensboro, North Carolina), which assessments shall have been delivered to Agent and each Lender within 24 months prior to such Reset Date, (c) on such Reset Date, no Default or Event of Default shall exist or shall have occurred and be continuing, (d) Excess Availability shall not be less than $23,000,000 at any time during the period from the 30th day prior to such Reset Date through and including such Reset Date, (e) the Fixed Charge Coverage Ratio of the Loan Parties shall be at least 1.05 to 1.00 for the most recent 12 fiscal month period ended at least 21 days before such Reset Date (as presented in financial reporting information which is in form and substance satisfactory to the Agent) (provided, however, that this clause (e) shall not apply with respect to the Reset Date occurring on the Second Restatement Effective Date), (f) on or prior to such Reset Date, Agent shall have received, in form and substance reasonably satisfactory to Agent, all agreements, documents and instruments as Agent shall deem reasonably necessary or appropriate in connection with the additional term loans to be made by the Term Loan Lenders on such Reset Date, (g) on such Reset Date, Agent shall have received from Borrowers an officer’s certificate from an Authorized Person as to the satisfaction of all of the conditions set forth above; and (h) with respect to any Reset Date occurring after the Second Amendment Effective Date, each Lender shall have provided their written consent to the occurrence of such Reset Date.
“Specified Dispositions” means, collectively, the Permitted W-3 Warehouse Disposition, the Permitted Parkdale Disposition and the Permitted Madison Plant 3 Facility Disposition.
(c)
Amendments Section 2.4. Section 2.4(f)(ii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(i)
Each prepayment pursuant to Section 2.4(e)(ii), (iii) or (iv) shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Term Loan until paid in full, second, to the outstanding principal amount of the Revolving Loans, until paid in full, and third, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii); provided, however, (x) the Net Cash Proceeds from the Permitted Parkdale Disposition and the Permitted W-3 Warehouse Disposition shall (1) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans, until paid in full, and, second, to the Borrowers in accordance with their lawful instructions, and (2) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii), and (y) the Net Cash Proceeds from the Permitted Madison Plant 3 Facility Disposition shall (1) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Term Loan in an amount equal to the greater of (i) $25,000,000 and (ii) 50% of the Net Cash Proceeds of the Permitted Madison Plant 3 Facility Disposition, rounded up to the nearest $500,000 increment, and, second, the balance to the outstanding principal amount of the Revolving Loans, and (2) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii). Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).
SECTION 3.
Conditions to Effectiveness. The effectiveness of the amendments set forth in Section 2 is subject to satisfaction, on or before April 10, 2025, of the following conditions precedent (the date of such satisfaction being the “Second Amendment Effective Date”):
(a)
(i) each Loan Party shall have executed and delivered to the Agent a counterpart of this Agreement, (ii) each Lender shall have executed and delivered to the Agent a counterpart of this Agreement, and (iii) the Agent shall have executed and delivered a counterpart of this Agreement;
(b)
the representations and warranties of the Loan Parties contained in Section 4 hereof shall be true and correct on and as of the Second Amendment Effective Date; and

(c)
before and immediately after the Second Amendment Effective Date, no Event of Default shall have occurred and be continuing.
SECTION 4.
Representations and Warranties of the Loan Parties. Each Loan Party hereby represents and warrants on and as of the Second Amendment Effective Date that:
(a)
after giving effect to this Agreement, the representations and warranties of each Loan Party contained in the Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the Second Amendment Effective Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date);
(b)
this Agreement has been duly executed and delivered by each Loan Party and this Agreement constitutes a legal, valid, and binding obligation of such Loan Party, enforceable against such Loan Parties in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally;
(c)
the Security Documents and all of the Collateral described therein do, and shall continue to, secure the payment of all of the Obligations; and
(d)
the execution and delivery by each Loan Party of this Agreement and the performance by each Loan Party of the Credit Agreement (as amended hereby) have been duly authorized by all necessary corporate or limited liability company action (as applicable) and do not (i) contravene the terms of any of that Person’s Governing Documents; (ii) conflict with or result in any breach or contravention of, or result in the creation of any Lien (other than Permitted Liens) under, any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any order, injunction, writ or decree of any Governmental Authority to which such Person or its assets are subject, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (iii) violate any provision of federal, state, or local law or regulation applicable to any Loan Party or its Domestic Subsidiaries in any respect, except, as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.
SECTION 5.
Effects on Loan Documents.
(a)
On and after the Second Amendment Effective Date, each reference in any Loan Document to “the Credit Agreement” shall mean and be a reference to the Credit Agreement as amended hereby and each reference in the Credit Agreement to “this agreement,” “hereunder,” “hereof” or words of like import shall mean and be a reference to the Credit Agreement as amended hereby.
(b)
Except as specifically set forth herein (i) all Loan Documents shall continue to be in full force and effect and are hereby in all respects ratified and confirmed; (ii) no other changes or modifications to the Credit Agreement or any of the other Loan Documents are intended or implied, and in all other respects, the Credit Agreement and each of the other Loan Documents is hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof (and after giving effect to the terms of this Agreement); and (iii) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power, or remedy of Agent, any Lender, the Swing Lender, or any Issuing Lender under any of the Loan Documents nor constitute a waiver of any provision of the Loan Documents or in any way limit, impair or otherwise affect the rights and remedies of any of them under the Loan Documents, except to the extent expressly set forth herein.
(c)
To the extent that any provision of the Credit Agreement (as amended hereby) or any of the other Loan Documents are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall control.
SECTION 6.
CHOICE OF LAW AND VENUE; JURY TRAIL WAIVER; JUDICIAL REFERENCE PROVISION. THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL, AND JUDICIAL REFERENCE PROVISION SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.
SECTION 7.
Miscellaneous.
(a)
This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto.
(b)
Each Loan Party acknowledges and agrees that the execution, delivery, and performance of this Agreement shall not create (nor shall such Loan Party rely upon the existence of or claim or assert that there exists) any obligation of Agent or any Lender to consider or agree to any other amendment of or waiver or consent with respect to the Credit Agreement or any other instrument or agreement to which Agent or any Lender is a party (collectively, an “Additional Amendment” or “Consent”), and if Agent and the Lenders subsequently agree to consider any requested Additional Amendment or Consent, neither the existence of this Agreement nor any other conduct of Agent or the Lenders related hereto, shall be of any force or effect on the Lenders’ consideration or decision with respect to any such requested Additional Amendment or Consent, and the Lenders shall not have any obligation whatsoever to consider or agree to any such Additional Amendment or Consent.
(c)
To induce Agent and Lenders to enter into this Agreement, each Loan Party acknowledges, stipulates, and agrees that (i) all of the Obligations are absolutely due and owing by Loan Parties to Agent and Lenders in accordance with the terms and provisions of the Credit Agreement as amended hereby, without defense, deduction, offset or counterclaim (and, to the extent any Loan Party had any defense, deduction, offset or counterclaim on the date hereof, the same is hereby waived by such Loan Party); (ii) the Loan Documents (to the extent amended hereby) to which such Loan Part is a party are legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally; (iii) the Liens granted by each Loan Party to Agent in the Collateral are valid and duly perfected, first priority Liens, subject only to Permitted Liens; (iv) each of the recitals contained at the beginning of this Agreement is true and correct; (v) if such Loan Party is a Guarantor, such Loan Party reaffirms and ratifies its guaranty obligations under the Loan Documents to which it is a party and agrees that none of such obligations thereunder shall be diminished or limited in any way by the execution and delivery of this Agreement; and (vi) before executing this Agreement, each Loan Party consulted with and had the benefit of advice of legal counsel of its own selection and has relied upon the advice of such counsel, and in no part upon the representation of Agent, any Lender or any counsel to Agent or any Lender concerning the legal effects of this Agreement or any provision hereof.
(d)
Nothing under this Agreement shall extinguish the Obligations under the Credit Agreement. Nothing expressed or implied in this Agreement, the Credit Agreement (as amended hereby), or any other document contemplated hereby shall be construed as a release or other discharge of any Loan Party under the Credit Agreement or any other Loan Document from any of its obligations and liabilities thereunder, and except as expressly provided in this Agreement, such obligations are in all respects continuing with only the terms being modified as provided in this Agreement. This Agreement shall not constitute a novation of the Credit Agreement or any other Loan Document.
(e)
In consideration of, among other things, the Lenders’ execution and delivery of this Agreement, each Loan Party, on behalf of itself and respective agents, representatives, officers, directors, advisors, employees, subsidiaries, affiliates, successors and assigns (collectively, “Releasors”), hereby forever agrees and covenants not to sue or prosecute against any Releasee (as hereinafter defined) and hereby forever waives, releases and discharges, to the fullest extent permitted by law, each Releasee from any and all claims (including, without limitation, cross-claims, counterclaims, rights of set-off and recoupment), actions, causes of action, suits, debts, accounts, interests, liens, promises, warranties, damages and consequential damages, demands, agreements, bonds, bills, specialties, covenants, controversies, variances, trespasses, judgments, executions, costs, expenses or claims whatsoever, that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity (collectively, the “Claims”), against the Agent and any Lender in any capacity and any of their respective affiliates, subsidiaries, shareholders and “controlling persons” (within the meaning of the federal securities laws), and their respective successors and assigns and each and all of the officers, directors, employees, agents, attorneys, advisors and other Representatives of each of the foregoing (collectively, the “Releasees”), based in whole or in part on facts, whether or not now known, existing on or before the Second Amendment Effective Date, that relate to, arise out of or otherwise are in connection with: (i) any or all of the Loan Documents or transactions contemplated thereby or any actions or omissions in connection therewith, or (ii) any aspect of the dealings or relationships between or among Loan Parties and any other Releasor, on the one hand, and the Agent or any Lender, on the other hand, relating to any or all of the documents, transactions, actions or omissions referenced in clause (i) above. In entering into this Agreement, each Loan Party consulted with, and has been represented by, legal counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity thereof. The provisions of this Section shall survive the termination of this Agreement, the Credit Agreement, the other Loan Documents, payment in full of the Obligations and the termination of the Commitments of the Lenders.
(f)
The Loan Parties shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes hereof.
(g)
The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder or contemplated herein shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any other instrument or agreement required or contemplated hereunder.
(h)
References in this Agreement to any Section or subsection are, unless otherwise specified, to such Section or Subsection of this Agreement.
(i)
This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Execution of any such counterpart may be by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, as in effect from time to time, state enactments of the Uniform Electronic Transactions Act, as in effect from time to time, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Agent reserves the right, in its discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement. Any party delivering an executed counterpart of this Agreement by faxed, scanned or photocopied manual signature shall also deliver an original manually executed counterpart, but the failure to deliver an original manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement.
(j)
To the extent any Person party hereto is an Issuing Lender or the Swing Lender, such Person, in such capacities, agrees and consents to the terms of this Agreement, subject to the satisfaction of the conditions precedent set forth herein.

[Continued on following page.]

IN WITNESS WHEREOF, each of the parties hereto have caused their duly authorized officers to execute and deliver a counterpart of this Agreement as of the date first above written.

BORROWERS:	UNIFI MANUFACTURING, INC.

By: /s/ ANDREW J. EAKER
Name: Andrew J. Eaker
Title: Executive Vice President and Chief Financial Officer

UNIFI, INC.

By: /s/ ANDREW J. EAKER
Name: Andrew J. Eaker
Title: Executive Vice President and Chief Financial Officer

GUARANTOR:	UNIFI SALES & DISTRIBUTION, INC.

By: /s/ ANDREW J. EAKER
Name: Andrew J. Eaker
Title: Executive Vice President and Chief Financial Officer

[UNIFI—SECOND AMENDMENT TO SECOND A&R CREDIT AGREEMENT]

AGENT & LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and as a Lender

By: /s/ SUSAN C. CARR
Name: Susan C. Carr
Title: Authorized Signatory

[UNIFI—SECOND AMENDMENT TO SECOND A&R CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as a Lender

By: /s/ TOM BUDA
Name: Tom Buda
Title: SVP

[UNIFI—SECOND AMENDMENT TO SECOND A&R CREDIT AGREEMENT]

FIRST NATIONAL BANK, as a Lender

By: /s/ WILLIAM GIDDES
Name: William Giddes
Title: Assistant Vice President

[UNIFI—SECOND AMENDMENT TO SECOND A&R CREDIT AGREEMENT]